Exhibit 99.1

Nexalin Technology Appoints Highly Experienced Financial Leader Justin Van Fleet

as CFO to Support Nexalin’s Next Phase of Growth and Strategic Initiatives

HOUSTON – August 1, 2025 – Nexalin Technology, Inc. (Nasdaq: NXL; NXLIW) (the “Company” or “Nexalin”), the leader in Deep Intracranial Frequency Stimulation (DIFS™) of the brain, today announced the appointment of Justin Van Fleet, CPA, as Chief Financial Officer, effective August 1, 2025.

Mr. Van Fleet brings more than 20 years of experience in public accounting and assurance services, most recently serving as Partner at Marcum LLP (formerly Friedman LLP). In this role, he led the firm’s assurance practice and advised both publicly traded and privately held clients across a wide range of sectors including technology, life sciences, manufacturing, and distribution. He is widely recognized for his integrity, technical expertise, and strategic leadership, particularly in guiding companies through complex financial transactions such as IPOs, mergers, and other corporate events.

Throughout his career, Mr. Van Fleet has built a strong track record of developing robust financial systems, mentoring high-performing teams, and ensuring compliance with the highest professional and regulatory standards. He has worked directly with audit committees and boards to drive transparency, financial integrity, and operational excellence.

Mark White, CEO of Nexalin Technology, commented, “We are thrilled to welcome Justin to the Nexalin executive leadership team. His deep expertise in public accounting, regulatory compliance, and strategic financial management will be invaluable as we scale our operations and continue advancing our groundbreaking neurostimulation platform.”

“Nexalin is at a pivotal moment, with a highly differentiated technology platform that holds enormous promise for treating serious mental health conditions,” said Mr. Van Fleet. “I’m honored to join the team and contribute to the financial discipline and scalability needed to support Nexalin’s ambitious goals. This is an exciting time for the Company, and I look forward to helping drive its next phase of growth and innovation.”

As CFO, Mr. Van Fleet will oversee Nexalin’s financial strategy, planning, and reporting functions as the Company advances its innovative, non-invasive neurostimulation systems through regulatory review and into commercial readiness. Nexalin’s Generation 2 and Generation 3 devices, currently under FDA review, are designed to deliver deep-brain stimulation without drugs, surgery, or invasive procedures—offering a potential breakthrough in the treatment of anxiety, depression, and other chronic mental health conditions.

Mr. Van Fleet holds a Bachelor of Science in Accounting from SUNY New Paltz. He is a licensed CPA in both New York and New Jersey and is an active member of the AICPA, NYSSCPA, and NJCPA. He also serves as Treasurer and Asset Development Committee Member of the Community Foundation of South Jersey.

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely help combat the ongoing global mental health epidemic. All of Nexalin's products are believed to be non-invasive and undetectable to the human body and are developed to provide relief to those afflicted with mental health issues. Nexalin utilizes bioelectronic medical technology to treat mental health issues. Nexalin believes its neurostimulation medical devices can penetrate structures deep in the mid-brain that are associated with mental health disorders. Nexalin believes the deeper-penetrating waveform in its next-generation devices will generate enhanced patient response without any adverse side effects. The Nexalin Gen-2 15 milliamp neurostimulation device has been approved in China, Brazil, and Oman. Additional information about the Company is available at: https://nexalin.com/.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” These statements relate to future events or Nexalin’s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that Nexalin or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or Nexalin’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's Report on Form 10-K for the year ended December 31, 2024 and other filings as filed with the Securities and Exchange Commission. Copies of such filings are available on the SEC’s website, www.sec.gov. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: NXL@crescendo-ir.com